Exhibit 99

JOY GLOBAL INC.

News Release

Contact:
Michael S. Olsen
Executive Vice President, Chief Financial Officer and Treasurer
414-319-8507

JOY GLOBAL INC. ANNOUNCES FISCAL THIRD QUARTER 2010 OPERATING RESULTS

Milwaukee, WI – September 1, 2010 – Joy Global Inc. (NASDAQ: JOYG), a worldwide leader in high-productivity mining solutions, today reported third quarter fiscal year 2010 results.  New orders increased 51 percent as compared to the third quarter of 2009.  Net sales for the quarter were $850 million compared to $956 million in the third quarter of last year.  Operating income was $172 million, or 20 percent of net sales, in the current quarter versus $195 million, or 20 percent of net sales, in the prior year.  Net income in the current quarter was $119 million, or $1.13 per fully diluted share, compared to $124 million, or $1.21 per fully diluted share, in the prior year third quarter.

“This was another quarter of very good overall performance for us, and it reflects both the strength of our markets and our progress in making this a more efficient business,” said Mike Sutherlin, President and Chief Executive Officer.  “Operating profitability continues above 20 percent, despite lower volumes, as we benefit from our efforts on cost control and process improvements.  The market fundamentals continue to improve as customers announce new mine expansions and increase their capital budgets.  As a result of these factors, this quarter positions us well to finish the year strongly and to capitalize on opportunities for 2011.”

Third Quarter Operating Results
New orders in the third quarter of $973 million were 51 percent higher than orders of $644 million received in the third quarter of 2009.  Current quarter original equipment orders more than doubled, while aftermarket orders increased 20 percent over the prior year third quarter.

The effect of foreign currency translation in the quarter on new orders, net sales and operating profit was not material.

Underground original equipment orders were up $115 million, led by increased orders for longwall equipment in the United States, and room and pillar equipment across most regions.  Original equipment orders in the surface business were up $109 million over the third quarter 2009, with orders for electric mining shovels received from coal and metal customers across all regions.  Drills destined for North America also contributed to order strength in the third quarter 2010.

100 E Wisconsin Ave  Suite 2780  Milwaukee WI 53202 ♦ PO Box 554  Milwaukee WI 53201-0554 ♦ 414/319/8501

Joy Global Inc.

Aftermarket orders in the underground equipment business were exceptionally strong, up 38 percent, led by a catch up in machine rebuilds and parts orders in the United States as equipment is put back into service.  Parts orders in China also increased as we reached replacement cycles on a growing installed base of original equipment.  Surface business aftermarket orders were up across most regions, increasing by 5 percent in the quarter compared to the prior year quarter.

Backlog increased to $1.8 billion at the end of the third quarter from $1.5 billion as of October 30, 2009 primarily due to strong year to date bookings reported for both divisions.

Net sales in the third quarter were $850 million, a decrease of $106 million from the prior year’s quarter, due to lower original equipment sales in the underground equipment business.

Surface equipment sales were up 2 percent, with aftermarket sales up 4 percent and original equipment sales substantially flat with the prior year’s quarter.  The change in aftermarket sales was attributable to increased shipments in North America and Australasia, partially offset by decreased activity in China, due to timing.

Aftermarket sales for the underground equipment business increased by 8 percent in the quarter, primarily due to increased parts sales and machine rebuilds.  This increase was offset by a $134 million decrease in original equipment sales, as increased longwall equipment shipments in China were more than offset by significant longwall shipments in the prior year third quarter not repeated in the current quarter.  Room and pillar equipment sales in South Africa also decreased due to shipment delays caused by the World Cup. Original equipment sales for most regions also experienced shipment delays caused by longer lead times of several critical components provided by our suppliers.  Most delayed shipments are expected to be made up in the fourth quarter.

Operating income was $172 million in the current quarter compared to $195 million last year.  Operating income as a percentage of net sales was 20 percent this quarter, the same percentage as a year ago. Operating income margins held despite lower volumes as favorable manufacturing and supply variances and the benefits of the 2009 cost reduction programs offset higher pension and product development expense.

The effective tax rate in the current quarter was 30 percent as compared to 34 percent in the prior year comparable quarter.  The decrease in the effective income tax rate is primarily due to an increased mix of profits in lower tax jurisdictions.  The effective tax rate for fiscal 2010 is expected to be approximately 32 percent, before any discrete adjustments.

Net income in the third quarter was $119 million, $1.13 per fully diluted share, compared to $124 million, $1.21 per fully diluted share in the third quarter last year.

Other Financial Matters
Cash provided by operations was $205 million in the current quarter compared to cash provided by operations of $187 million last year.  The current quarter cash flow was positively impacted by an increase in advance payments on new original equipment orders, mostly in the underground business, partially offset by increased inventories associated with delays in original equipment shipments.  Capital expenditures were $19 million during the current quarter as compared to $17 million in the prior year.

Joy Global Inc.

Market Outlook
International commodity markets are being influenced by near term slowing from China and from declining momentum of industrial production in the U.S. and other developed countries.   China’s steel output is expected to be down 4-6 percent in the second half, after being up 18 percent through the first half.  U.S. steel production is expected to decline to 66-68 percent capacity utilization in the second half, after reaching 75 percent utilization in May.  Even with the anticipated declines, the second half run rates for steel production would remain near record levels in China and well above last year in the U.S.

Slowing growth in steel production is impacting near term demand for met coal and iron ore.  Demand for these raw materials is leveling off, but remains at historically high levels.  Prices have softened along with demand, but remain significantly above last year.  Third quarter prices for hard coking coal are expected to be set around $210 per metric ton, down 7 percent from second quarter contract pricing.  Iron ore prices have been more volatile, but are recently trading in line with contract prices.  Restrictions anticipated to be added to India exports and declining domestic China production should add stability to forward prices.

Copper imports into China have been impacted by significant reductions in Shanghai exchange stocks, and are running about 4 percent below their twelve month average.  China slowing is being offset by increased demand in the rest of the world, and this is providing support to pricing.  Copper prices have remained above $3.00 per pound since late 2009, and the forward curve remains above this level for several more years.  As a result, customers are proceeding with copper expansion projects in North and South America and Australia, and with future green field projects in Central Africa and Mongolia.

Seaborne thermal coal markets continued to be robust through the first half of 2010. Seaborne demand was led by China and India, but imports were also up to other Asian countries, including Japan and Korea.  China’s coal imports for the first half of 2010 were 81 million metric tons, which is a run rate 55 percent higher than 2009.  Of this, 22 million metric tons were met coal and 59 million metric tons were thermal coal.  Imports are expected to moderate in the second half, but should stay above 2009 levels.  India’s imports accelerated in the past couple of years, and that trend is expected to continue with imports up 22 percent through the first half.  In addition, India’s major new power plants are being sited in coastal regions to enable access to seaborne markets.  Future demand will continue to be driven by 94 gigawatts of new coal-fired power generating capacity scheduled to come on line in Asia Pacific during 2010.  These additions will increase regional coal consumption by up to 350-400 million metric tons.

The U.S. coal market continues to improve.  The decline in U.S. power demand in 2009 was primarily driven by a 12 percent decline for industrial use, and recovery in this sector has been the main source of increased power demand this year.  Power for this sector comes largely from coal-fired base load generation, and this is increasing coal demand despite natural gas prices that remain near $4.00 per thousand cubic feet.  As a result, coal stockpiles have been drawn down over 25 percent from their peak in September 2009 and should return to normal levels around year end.  U.S. coal prices have been improving with Central Appalachia coal back up to the range of $70 per ton and Powder River Basin coal back up to the range of $15 per ton.  These are increases of more than 50 percent and 70 percent, respectively, since the first of this year.  The longer view in the U.S. market is supported by 18 gigawatts of new power generating capacity under construction that is scheduled to come on line by the end of 2012 and burn an additional 70-80 million tons of coal.

Joy Global Inc.

Although macroeconomic factors could impact near term demand, the longer term fundamentals continue to improve and drive a positive outlook for commodity markets.  Emerging markets will continue to industrialize their economies and the developed countries will continue to recover.  Rather than returning to pre-recession growth rates, it is expected that recovery will continue at a more measured and sustainable pace.  As a result, China’s policy tone has recently softened, and it is believed that this marks the transition to policies that are more supportive of growth.

Global mining is operating at capacity utilization rates of over 90 percent, and the little amount of excess capacity is often compromised by declining ore grades and production disruptions.  The tightness of the market is supportive of pricing that is moving beyond the marginal cost of production to levels high enough to be an incentive for new capacity.  In combination, the industry fundamentals create a compelling case for adding capacity to meet future demand.

Despite near term uncertainties, customer actions continue to be based on the long lead time for mine expansion projects.  Mining capital budgets at the beginning of the year were expected to be up around 25 percent from 2009.  More recently, a number of additional projects have been announced, and several customers have revised their capital budgets upward.  It is now expected that capital spending this year will be up around 30 percent from 2009, and will be up by approximately another 10 percent in 2011.

Company Outlook
There is some slowing in seaborne commodity demand, but imports and production are remaining at historically high levels.  Since the aftermarket is tied to those high production rates, aftermarket revenues are not expected to be impacted.  In addition, aftermarket upside is expected as machines sold over the past few years reach rebuild and major parts replacement cycles.

Despite some near term slowing, new original equipment requirements are being added to the active prospect list at a faster rate than bookings, and therefore those prospect lists have expanded by more than 20 percent since the first of the year, in line with customers’ actual capital expenditures to date.  This is occurring despite concerns over near term macroeconomic factors and potential resource taxes, and indicates our customers’ confidence in long term demand and pricing sufficient to support their mine expansions.  The timing of the projects underlying new prospects provides a strong indication that this is the early stage of a multi-year expansion phase.  As a result, current equipment demand trends are expected to continue into 2011.  Although equipment demand is increasing across all commodities and all geographies, the strongest near term upside is expected in the commodities of coal and copper and in the countries of China, Australia, Chile and Russia.

Joy Global Inc.

“Shipments during our third quarter declined more than we anticipated,” continued Sutherlin.  “Beyond the expected impact of the summer vacation period and World Cup disruptions in South Africa, some shipments were delayed by extended delivery lead times in several critical components.  The longer lead times are the result of reductions in supplier inventories during 2009.  These are ramp up and not capacity issues, and we should see most of this made up in our fourth quarter.  We are also working with our suppliers to improve their visibility and response to our view of the markets ahead.

We believe we are well positioned to have a strong finish to this year, and our cost control and process efficiency efforts are continuing to gain momentum.  Our fourth quarter shipments are in production, and we now expect to end our fiscal 2010 with revenues between $3.35 and $3.4 billion, which narrows the guidance to the upper end of the prior range of $3.3 to $3.4 billion.  We expect profitability on those revenues to be better than previously guided, and now expect our earnings per fully diluted share for fiscal 2010 to be between $4.10 and $4.15, up from our prior guidance of $3.85 to $4.00.”

Quarterly Conference Call
Management will host a quarterly conference call to discuss the Company’s third quarter results to be held at 11:00 a.m. EDT on September 1, 2010.  Interested parties can listen to the call by dialing 800-649-5127 in the United States or 706-679-0637 outside of the United States, access code #92373295, at least 15 minutes prior to the 11:00 a.m. EDT start time of the call.  A rebroadcast of the call will be available until the close of business on September 30, 2010 by dialing 800-642-1687 or 706-645-9291, access code #92373295.

Alternatively, interested parties can listen to a live webcast of the call on the Joy Global Inc. website at http://www.investors.joyglobal.com/events.cfm.  To listen, please register and download audio software on the site at least 15 minutes prior to the start of the call.  A replay of the webcast will be available until the close of business on September 30, 2010.

About Joy Global Inc.
Joy Global Inc. is a worldwide leader in manufacturing, servicing and distributing equipment for surface mining through P&H Mining Equipment and underground mining through Joy Mining Machinery.

Joy Global Inc.

Forward Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Terms such as “anticipate,” “believe,” “estimate,” “expect,” “indicate,” “may be,” “objective,” “plan,” “predict,” “will,” “will be,” and the like are intended to identify forward-looking statements.  The forward-looking statements in this press release are based on our current expectations and are made only as of the date of this press release.  In addition, certain market outlook information is based on third-party sources that we cannot independently verify, but that we believe to be reliable.  We undertake no obligation to update forward-looking statements to reflect new information.  We cannot assure you the projected results or events will be achieved.  Because forward-looking statements involve risks and uncertainties, they are subject to change at any time.  Such risks and uncertainties, many of which are beyond our control, include, but are not limited to: (i) risks of international operations, including currency fluctuations; (ii) risks associated with acquisitions; (iii) risks associated with indebtedness; (iv) risks associated with the cyclical nature of our business; (v) risks associated with  the international and U.S. coal and copper commodity markets; (vi) risks associated with access to major purchased items, such as steel, castings, forgings and bearings; and (vii) risks associated with labor markets and other risks, uncertainties and cautionary factors set forth in our public filings with the Securities and Exchange Commission.
JOYG-F

-FINANCIAL TABLES FOLLOW-

Joy Global Inc.

JOY GLOBAL INC.
SUMMARY OF CONSOLIDATED STATEMENT OF INCOME
(Unaudited)
(In thousands except per share amounts)

	Quarter Ended		Nine Months Ended
	July 30, 2010	July 31, 2009	July 30, 2010	July 31, 2009

Net sales	$850,002	$956,390	$2,475,446	$2,634,786
Costs and expenses:
Cost of sales	560,217	651,969	1,653,427	1,793,967
Product, selling and admin expenses	118,262	110,162	354,547	324,877
Other income	(903)	(646)	(3,054)	(2,268)
Operating income	172,426	194,905	470,526	518,210

Interest expense, net	(3,939)	(5,761)	(12,865)	(19,410)
Reorganization items	(145)	(125)	(740)	(525)
Income before income taxes	168,342	189,019	456,921	498,275

Provision for income taxes	(49,839)	(64,675)	(141,760)	(167,650)

Net income	$118,503	$124,344	$315,161	$330,625

Net Income per share:
Basic	$1.15	$1.21	$3.06	$3.23

Diluted	$1.13	$1.21	$3.01	$3.21

Dividends per share	$0.175	$0.175	$0.525	$0.525

Weighted average shares outstanding:
Basic	103,333	102,452	103,084	102,433
Diluted	104,964	103,157	104,732	102,994

Note - for complete information, including footnote disclosures, please refer to the Company's Form 10-Q filing with the SEC.

Joy Global Inc.

JOY GLOBAL INC.
SUMMARY CONSOLIDATED BALANCE SHEET
(In thousands)

	July 30, 2010	October 30, 2009
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$748,642	$471,685
Accounts receivable, net	606,511	580,629
Inventories	777,038	769,783
Other current assets	119,496	127,930
Total current assets	2,251,687	1,950,027

Property, plant and equipment, net	359,815	347,058
Other intangible assets, net	180,875	187,037
Goodwill	127,756	127,732
Deferred income taxes	297,643	332,474
Other assets	66,829	63,951
Total assets	$3,284,605	$3,008,279

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Short-term notes payable, including current portion of long-term obligations	$19,465	$19,791
Trade accounts payable	256,703	206,770
Employee compensation and benefits	108,279	116,149
Advance payments and progress billings	351,618	321,629
Accrued warranties	57,970	58,947
Other accrued liabilities	173,229	203,498
Total current liabilities	967,264	926,784

Long-term obligations	511,387	523,890

Accrued pension costs	525,373	576,140
Other non-current liabilities	159,660	167,726

Shareholders' equity	1,120,921	813,739

Total liabilities and shareholders' equity	$3,284,605	$3,008,279

Note - for complete information, including footnote disclosures, please refer to the Company's Form 10-Q filing with the SEC.

Joy Global Inc.

JOY GLOBAL INC.
SUMMARY OF CONSOLIDATED STATEMENT OF CASH FLOWS
(Unaudited)
(In thousands)

	Quarter Ended		Nine Months Ended
	July 30, 2010	July 31, 2009	July 30, 2010	July 31, 2009

Cash flows from operating activities:
Net income	$118,503	$124,344	$315,161	$330,625
Add (deduct) - Items not affecting cash
Depreciation and amortization	15,541	13,232	44,870	41,217
Other, net	(17,110)	9,424	(25,877)	11,463

Changes in working capital:
(Increase) decrease in accounts receivable, net	(6,051)	38,078	(7,231)	66,988
(Increase) decrease in inventories	(59,252)	95,387	(21,472)	(42,794)
(Decrease) increase in trade accounts payable	37,248	(27,424)	50,712	(82,998)
(Decrease) increase in adv payments and progress billings	74,236	(90,613)	30,309	(83,680)
(Increase) decrease in other working capital items	41,801	24,104	(13,543)	(27,437)
Net cash provided by operating activities	204,916	186,532	372,929	213,384

Cash flows from investing activities:
Acquisition of business, net of cash acquired	-	-	-	(11,184)
Property, plant, and equipment acquired	(19,201)	(17,443)	(51,325)	(66,102)
Other - net	(26)	(235)	(1,614)	939
Net cash provided (used) by investing activities	(19,227)	(17,678)	(52,939)	(76,347)

Cash flows from financing activities:
Share-based payment awards	2,249	1,762	24,187	1,883
Dividends paid	(18,055)	(17,905)	(54,003)	(53,690)
Purchases of treasury stock	-	-	-	(13,706)
Debt repayments	(4,565)	(81,386)	(13,085)	(21,742)
Net cash used by financing activities	(20,371)	(97,529)	(42,901)	(87,255)

Effect of Exchange Rate Changes on Cash	291	14,034	(132)	15,212

Increase in Cash	165,609	85,359	276,957	64,994

Cash at the Beginning of the Period	583,033	181,210	471,685	201,575

Cash at the End of the Period	$748,642	$266,569	$748,642	$266,569

Supplemental cash flow information:
Interest paid	$13,226	$13,375	$27,512	$29,905
Income taxes paid	13,092	51,622	117,191	145,217

Depreciation and amortization by segment:
Underground Mining Machinery	$10,329	$8,429	$29,339	$27,397
Surface Mining Equipment	5,179	4,794	15,439	13,793
Corporate	33	9	92	27
Total depreciation and amortization	$15,541	$13,232	$44,870	$41,217

Note - for complete information, including footnote disclosures, please refer to the Company's Form 10-Q filing with the SEC.

Joy Global Inc.

JOY GLOBAL INC.
SUPPLEMENTAL FINANCIAL DATA
(Unaudited)
(In thousands)

	Quarter Ended
	July 30, 2010	July 31, 2009	Change
Net Sales By Segment:
Underground Mining Machinery	$510,817	$624,507	$(113,690)	-18.2%
Surface Mining Equipment	372,942	366,214	6,728	1.8%
Eliminations	(33,757)	(34,331)	574	-
Total Sales By Operation	$850,002	$956,390	$(106,388)	-11.1%

Net Sales By Product Stream:
Aftermarket Revenues	$514,893	$492,394	$22,499	4.6%
Original Equipment Revenues	335,109	463,996	(128,887)	-27.8%
Total Sales By Product Stream	$850,002	$956,390	$(106,388)	-11.1%

Net Sales By Geography:
United States	$373,123	$511,518	$(138,395)	-27.1%
Rest of World	476,879	444,872	32,007	7.2%
Total Sales By Geography	$850,002	$956,390	$(106,388)	-11.1%

Operating Income By Segment:			% of Net Sales
Underground Mining Machinery	$107,084	$124,140	21.0%	19.9%
Surface Mining Equipment	82,857	89,835	22.2%	24.5%
Corporate	(9,541)	(8,749)	-	-
Eliminations	(7,974)	(10,321)	-	-
Total Operating Income	$172,426	$194,905	20.3%	20.4%

Note - for complete information, including footnote disclosures, please refer to the Company's Form 10-Q filing with the SEC.

Joy Global Inc.

JOY GLOBAL INC.
SUPPLEMENTAL FINANCIAL DATA
(Unaudited)
(In thousands)

	Nine Months Ended
	July 30, 2010	July 31, 2009	Change
Net Sales By Segment:
Underground Mining Machinery	$1,478,835	$1,680,303	$(201,468)	-12.0%
Surface Mining Equipment	1,084,555	1,065,142	19,413	1.8%
Eliminations	(87,944)	(110,659)	22,715	-
Total Sales By Operation	$2,475,446	$2,634,786	$(159,340)	-6.0%

Net Sales By Product Stream:
Aftermarket Revenues	$1,480,959	$1,438,924	$42,035	2.9%
Original Equipment Revenues	994,487	1,195,862	(201,375)	-16.8%
Total Sales By Product Stream	$2,475,446	$2,634,786	$(159,340)	-6.0%

Net Sales By Geography:
United States	$1,122,727	$1,377,916	$(255,189)	-18.5%
Rest of World	1,352,719	1,256,870	95,849	7.6%
Total Sales By Geography	$2,475,446	$2,634,786	$(159,340)	-6.0%

Operating Income By Segment:			% of Net Sales
Underground Mining Machinery	$284,571	$338,175	19.2%	20.1%
Surface Mining Equipment	240,248	236,809	22.2%	22.2%
Corporate	(32,677)	(26,893)	-	-
Eliminations	(21,616)	(29,881)	-	-
Total Operating Income	$470,526	$518,210	19.0%	19.7%

Note - for complete information, including footnote disclosures, please refer to the Company's Form 10-Q filing with the SEC.

Joy Global Inc.

JOY GLOBAL INC.
SUPPLEMENTAL FINANCIAL DATA
(Unaudited)
(In thousands)

	Quarter Ended
	July 30, 2010	July 31, 2009	Change
Bookings By Segment:
Underground Mining Machinery	$634,465	$424,912	$209,553	49.3%
Surface Mining Equipment	369,908	249,546	120,362	48.2%
Eliminations	(31,189)	(30,457)	(732)	-
Total Bookings By Operation	$973,184	$644,001	$329,183	51.1%

Bookings By Product Stream:
Aftermarket Bookings	$552,893	459,542	$93,351	20.3%
Original Equipment Bookings	420,291	184,459	235,832	127.9%
Total Bookings By Product Stream	$973,184	$644,001	$329,183	51.1%

	Nine Months Ended
	July 30, 2010	July 31, 2009	Change
Bookings By Segment:
Underground Mining Machinery	$1,790,982	$1,246,175	$544,807	43.7%
Surface Mining Equipment	1,123,979	657,450	466,529	71.0%
Eliminations	(85,880)	(86,016)	136	-
Total Bookings By Operation	$2,829,081	$1,817,609	$1,011,472	55.6%

Bookings By Product Stream:
Aftermarket Bookings	$1,669,171	$1,367,381	$301,790	22.1%
Original Equipment Bookings	1,159,910	450,228	709,682	157.6%
Total Bookings By Product Stream	$2,829,081	$1,817,609	$1,011,472	55.6%

	Amounts as of:
	July 30, 2010	April 30, 2010	January 29, 2010	October 30, 2009
Backlog By Segment:
Underground Mining Machinery	$1,238,866	$1,115,218	$976,963	$926,719
Surface Mining Equipment	614,616	617,650	602,975	575,192
Eliminations	(28,968)	(31,537)	(30,218)	(31,033)
Total Backlog By Operation	$1,824,514	$1,701,331	$1,549,720	$1,470,878

Backlog By Product Stream:
Aftermarket Backlog	$627,361	$589,360	$507,467	$439,148
Original Equipment Backlog	1,197,153	1,111,971	1,042,253	1,031,730
Total Backlog By Product Stream	$1,824,514	$1,701,331	$1,549,720	$1,470,878

Note - for complete information, including footnote disclosures, please refer to the Company's Form 10-Q filing with the SEC.